EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Urologix, Inc.:

We consent to the use of our report dated August 5, 2003, with respect to the balance sheets of Urologix, Inc. as of June 30, 2003 and 2002, and the related statements of operations, shareholders’ equity and cash flows for the years then ended, incorporated herein by reference.

Our report refers to the our audit of the disclosures added to revise the fiscal 2001 financial statements, as more fully described in Note 5, to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by Urologix, Inc. as of July 1, 2001. However, we were not engaged to audit, review, or apply any procedures to the fiscal 2001 financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Minneapolis, Minnesota

September 29, 2003